EXHIBIT 4.2

DESCRIPTION OF COMMON STOCK

As of December 31, 2024, Guaranty Bancshares, Inc. (the “Company,” “we,” or “our”) had one class of securities, our common stock, par value $1.00 per share (“common stock”), registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Our common stock is listed on the New York Stock Exchange under the symbol “GNTY.”

The following is a summary of our common stock and certain terms of our third amended and restated certificate of formation and our third amended and restated bylaws, which we refer to herein as our certificate of formation and bylaws, respectively. This discussion summarizes some of the important rights of our shareholders but does not purport to be a complete description of these rights and may not contain all of the information regarding our capital stock that is important to you. The descriptions herein are qualified in their entirety by reference to our certificate of formation and bylaws, copies of which are filed with the SEC as exhibits to this report, and applicable law.

General

Our certificate of formation authorizes us to issue up to 50,000,000 shares of common stock, par value $1.00 per share. As of December 31, 2024, 11,431,568 shares of our common stock were outstanding, and we had reserved an additional 697,913 shares of our common stock for future issuance pursuant to awards granted under our 2015 Equity Incentive Plan. As of December 31, 2024, there were issued and outstanding options to purchase 393,770 shares of our common stock and 8,317 outstanding restricted stock units with respect to shares of our common stock, all of which were issued pursuant to awards under our 2015 Equity Incentive Plan. As of December 31, 2024, no other types of incentive awards were issued or outstanding under our 2015 Equity Incentive Plan. The authorized but unissued shares of our capital stock are available for future issuance without shareholder approval, unless otherwise required by applicable law or the rules of any applicable securities exchange.

The rights of our shareholders are generally covered by Texas law and our certificate of formation and bylaws (each as amended and restated and in effect as of the date hereof). The terms of our common stock are therefore subject to Texas law, including the Texas Business Organizations Code (“TBOC”), and the common and constitutional law of Texas.

Preferred Stock

Our certificate of formation authorizes us to issue 15,000,000 shares of preferred stock, par value $5.00 per share. As of December 31, 2024, we had no shares of our preferred stock outstanding.

Our certificate of formation authorizes our Board of Directors to designate the preferences, limitations and relative rights of any such series of preferred stock. Preferred stock may have voting rights, subject to applicable law and determination at issuance of our Board of Directors. While the terms of preferred stock may vary from series to series, common shareholders should assume that all shares of preferred stock will be senior to our common stock in respect of distributions and on liquidation.

Although the creation and authorization of preferred stock does not, in and of itself, have any effect on the rights of the holders of our common stock, the issuance of one or more series of preferred stock may affect the holders of common stock in a number of respects, including the following: by subordinating our common stock to the preferred stock with respect to dividend rights, liquidation preferences, and other rights, preferences, and privileges; by diluting the voting power of our common stock; by diluting the earnings per share of our common stock; and by issuing common stock, upon the conversion of the preferred stock, at a price below the fair market value or original issue price of the common stock that is outstanding prior to such issuance. Subject to the provisions of our certificate of formation and limitations prescribed by law and the rules of the New York Stock Exchange, if applicable, our Board of Directors has the discretion to issue shares, establish the number of shares, change the number of shares constituting any series, and provide or change the voting powers, designations, preferences and relative rights, qualifications, limitations or restrictions on shares of our preferred stock, including dividend rights, terms of redemption, conversion rights and liquidation preferences, in each case without any action or vote by the holders of our common stock.

It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of our common stock until such time as our Board of Directors determines the specific terms of the preferred stock.

Voting Rights

Each holder of our common stock is entitled to one vote for each share on all matters submitted to a vote of shareholders, except as otherwise required by law and subject to the rights and preferences of the holders of any outstanding shares of our preferred stock. Our certificate of formation do not provide for cumulative voting in the election of directors. Directors are elected by a majority of the votes cast, unless the number of director nominees exceeds the number of directors to be elected at the meeting, in which case directors would be elected by a plurality of the votes cast.

Dividend Rights

Subject to certain regulatory restrictions and to the rights of holders of any preferred stock that we may issue, all shares of our common stock are entitled to share equally in dividends from legally available funds, when, as, and if declared by our board of directors.

No Preemptive Rights

No holder of our common stock has a right under the TBOC, or our certificate of formation or bylaws, to purchase shares of common stock upon any future issuance.

Liquidation Rights

In the event of our liquidation, dissolution or winding up, whether voluntarily or involuntarily, the holders of our common stock would be entitled to share ratably in any of the net assets or funds which are available for distribution to shareholders, after the satisfaction of all liabilities and accrued and unpaid dividends and liquidation preferences on any outstanding preferred stock.

Modification of Rights

An amendment to our certificate of formation requires the affirmative vote of the holders of at least two-thirds of the outstanding shares entitled to vote thereon. Our bylaws may be amended by our board of directors, by the vote of a majority of the entire board of directors, or by our shareholders, by the affirmative vote of the holders of two-thirds or more of the combined voting power of the then outstanding shares of voting stock at a meeting of our shareholders called for such purpose.

Other Rights

Holders of our common stock have no conversion rights or other subscription rights. There are no other redemption or sinking fund provisions that are applicable to our common stock.

Action by Written Consent

Under the TBOC, no action required or permitted to be taken at an annual or special meeting of shareholders may be taken by written consent in lieu of a meeting of shareholders without the unanimous written consent of all shareholders entitled to vote on the action unless the certificate of formation specifically allows action to be taken by the written consent of shareholders holding at least the minimum number of shares necessary to take the action that is subject to that consent at a meeting of shareholders, even though the consent is not signed by all of the corporation’s shareholders. Our certificate of formation does not provide for shareholder action by less than unanimous written consent.

Certain Certificate of Formation and Bylaw Provisions Potentially Having an Anti-Takeover Effect

Certain provisions of our certificate of formation and bylaws, and the corporate and banking laws applicable to us, may be deemed to have anti-takeover effects and may delay, prevent or make more difficult unsolicited tender offers or takeover attempts that a shareholder may consider to be in his or her best interests, including those attempts that might result in a premium over the market price for the shares held by shareholders. These provisions may also have the effect of making it more difficult for third parties to cause the replacement of our current management.

Authorized but Unissued Shares. The corporate laws and regulations applicable to us enable our board of directors to issue, from time to time and at its discretion, but subject to the rules of any applicable securities exchange, any authorized but unissued shares of our common or preferred stock. Any such issuance of shares could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The ability of our board of directors to issue authorized but unissued shares of our common or preferred stock at its sole discretion may enable our board to sell shares to individuals or groups who the board perceives as friendly with management, which may make more difficult unsolicited attempts to obtain control of our organization. In addition, the ability of our board of directors to issue authorized but unissued shares of our capital stock at its sole discretion could deprive the shareholders of opportunities to sell their shares of common stock or preferred stock for prices higher than prevailing market prices.

Preferred Stock. Our certificate of formation contain provisions that permit our board of directors to issue, without any further vote or action by the shareholders, shares of preferred stock in one or more series and, with respect to each such series, to fix the number of shares constituting the series and the designation of the series, the voting rights (if any) of the shares of the series, and the powers, preferences and relative, participating, optional and other special rights, if any, and any qualifications, limitations or restrictions, of the shares of such series.

Board Structure and Vacancies. Our certificate of formation provides that our board of directors is divided into three classes serving staggered three year terms. In addition, our certificate of formation provides that any vacancy on the board of directors, including up to two newly created directorships, may be filled by a majority of the board of directors then in office, even if less than a quorum. Our certificate of formation also provides that directors may be removed from office only for cause and only by the affirmative vote of the holders of a majority of the combined voting power of the then outstanding shares of stock, with all classes and series of shares entitled to vote generally in the election of directors voting together as a single class.

No Cumulative Voting. The TBOC does not permit cumulative voting in the election of directors, unless expressly provided in a corporation’s certificate of formation, and our certificate of formation does not provide for such authority.

Special Meetings of Shareholders. For a special shareholders’ meeting to be called by one or more shareholder(s), our bylaws require the request of holders of at least 50% of the outstanding shares entitled to vote at the meeting to call a special shareholders’ meeting.

Advance Notice Procedures for Director Nominations and Shareholder Proposals. Our bylaws establish an advance notice procedure with regard to business to be brought before an annual or special meeting of shareholders and with regard to the nomination of candidates for election as directors, other than by or at the direction of the board of directors. Although this procedure does not give our board of directors any power to approve or disapprove shareholder nominations for the election of directors or proposals for action, it may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if the established procedure is not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its proposal without regard to whether consideration of the nominees or proposals might be harmful or beneficial to our shareholders and us.

Amending our Bylaws. Our board of directors may alter, amend or repeal our bylaws, or adopt new bylaws, without shareholder approval.

Shareholder Actions. Our certificate of formation prohibits shareholder action by less than unanimous written consent, thereby requiring virtually all actions to be taken at a meeting of the shareholders.

Exclusive Forum. Our certificate of formation provides that, subject to certain exceptions, the state courts located in Titus County, Texas shall be the sole and exclusive forum for certain shareholder litigation matters. Although we believe this provision benefits us by providing increased consistency in the application of Texas law in the types of lawsuits to which it applies and in limiting our litigation costs, the provision may have the effect of discouraging lawsuits against our directors and officers and may limit our shareholders’ ability to obtain a favorable judicial forum for disputes with us. However, it is possible that a court could rule that this provision is unenforceable or inapplicable to a particular dispute.

Notice and Approval Requirements. Federal banking laws also impose notice, approval and ongoing regulatory requirements on any shareholder or other party that seeks to acquire direct or “indirect” control of an FDIC-insured depository institution. These laws include the Bank Holding Company Act of 1956 and the Change in Bank Control Act.

The overall effect of these provisions may be to deter a future offer or other merger or acquisition proposals that a majority of our shareholders might view to be in their best interests as the offer might include a substantial premium over the market price of our common stock at that time. In addition, these provisions may have the effect of assisting our board of directors and our management in retaining their respective positions and placing them in a better position to resist changes that the shareholders may want to make if dissatisfied with the conduct of our business.

Indemnification

Our certificate of formation provides that our directors and officers will be indemnified by us to the fullest extent permitted by the TBOC, against any and all expenses, liabilities or other matters while acting in his or her capacity as a director or officer. We have also agreed to advance expenses incurred by any such director or officer in connection with any threatened, pending or completed proceeding to the fullest extent permitted by the TBOC, subject to certain conditions. To the extent that indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Limitation of Liability

Our certificate of formation also limits the personal liability of our directors and officers in actions brought on our behalf or on behalf of our shareholders for monetary damages as a result of a director’s acts or omissions while acting in a capacity as a director or officer, with certain exceptions. Our certificate of formation does not eliminate or limit our right or the right of our shareholders to seek injunctive or other equitable relief not involving monetary damages.

Transfer Agent and Registrar

Computershare Trust Company, N.A. serves as our transfer agent and registrar.